Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Jeff Stanlis, Hayden Communications (media)
(602) 476-1821

For immediate release

RURAL/METRO ANNOUNCES FISCAL 2007 THIRD QUARTER RESULTS

SCOTTSDALE, Ariz. (May 10, 2007) – Rural/Metro Corporation (Nasdaq: RURL) announced today the results of its fiscal 2007 third quarter ended March 31, 2007. The Company also announced its strategy to address uncompensated care, debt refinancing plans, and actions taken by the Board of Directors to enhance stockholder value through the creation of an equity-based incentive plan.

Third-Quarter Highlights

•

Consolidated net revenue up 3.1 percent on growing same-service-area medical transport volume, $1.9 million in new medical transportation contract growth and continued increases in subscription fire services; two 911-contract renewals and one new 911 contract awarded during the third quarter.

•	Initiatives to address uncompensated care, formerly referred to as the provision for doubtful accounts, expected to result in first-quarter fiscal 2008 reduction in uncompensated care.

•

Company announced $5.0 million unscheduled principal payment to further reduce debt under Term Loan B credit facility; debt refinancing planned for March 2009 when tender costs are significantly reduced.

•	Board of Directors developing equity-based compensation plan; vote anticipated at next meeting of stockholders.

Results of Operations for the Three Months Ended March 31, 2007

Consolidated net revenue for the third quarter increased 3.1 percent, or $3.5 million, to $116.0 million, compared to $112.5 million for the same period of the prior year. Medical transportation and related services revenue for the period increased 1.6 percent, or $1.5 million, to $97.5 million, compared to $96.0 million for the prior year. Fire and other services revenue increased 11.8 percent, or $2.0 million, to $18.5 million, compared to $16.5 million for the same period of the prior year. Period-over-period consolidated net revenue growth was driven primarily by increases in the overall demand for medical transportation services within existing service areas, as well as revenue generated from new contracts. Additionally, the Company continued to benefit from growth in rates and the number of subscribers in current fire protection services markets.

Third-quarter 2007 medical transportation and related services revenue growth increased $1.5 million, which included $1.9 million in new contract revenue offset by a $0.4 million decrease in same-service-area medical transportation revenue. The decrease in same-service-area medical transportation revenue included a $3.7 million increase related to medical transport volume offset by a $4.1 million decrease in net medical transport average patient charge (APC).

The increase in fire and other services revenue was due primarily to a $1.2 million increase in master fire fees, and a $0.7 million increase in fire subscription revenue, of which $0.5 million was related to higher rates and $0.2 million was related to an increase in the number of subscribers.

Jack Brucker, President and Chief Executive Officer, said, “We continue to drive solid growth within both of our business lines by increasing market share through same-service-area expansion efforts. Our contract renewal rate remains strong, and we were pleased to enter into a new contract during the third quarter to provide exclusive 911 emergency medical transportation services in Martinsville, Indiana, which is near our large base of operations in Indianapolis.

“However, the costs of uncompensated care remained a key challenge,” Mr. Brucker continued. “Our 911 emergency medical transports were up nearly 14 percent over the prior year, a portion of which we believe indicates greater utilization of public systems by patients who have no other safety net for medical care. We are working actively to implement initiatives that we believe will assist in our continued goal to reduce uncompensated care and are committed to staying ahead of the issue.”

Third-quarter 2007 payroll and employee benefits was $73.2 million, representing 63.1 percent of net revenue, compared to $68.5 million, or 60.9 percent of net revenue, for the same period in the prior year. The difference included $0.6 million attributable to increased employee health insurance expense and $0.8 million related to the hiring of paramedics in San Diego who were historically independent contractors. The balance was related to competitive wage increases in certain markets to counter paramedic shortages and increased transport volume. These expenses were partly offset by a $1.4 million reduction in the management incentive plan accrual as a result of the company not meeting certain year-to-date internal financial benchmarks.

Other operating expenses were $35.3 million, representing 30.5 percent of net revenue, compared to $31.8 million, or 28.2 percent of net revenue, for the same period of the prior year. The increase was primarily due to a $1.3 million reserve taken in conjunction with negotiations surrounding alleged Medicare billing inaccuracies in Ohio between 1997 and 2001, a $0.5 million increase in professional fees for external auditing services and Sarbanes-Oxley Section 404 compliance resulting from a timing difference for fees expensed earlier in fiscal 2007 and a $0.2 million increase in professional fees related to the Company’s recent change in revenue recognition and inventory restatement. Due to higher transport volume, the balance was related to increases in operating supplies and fuel expenses.

Operating income for the third quarter was $4.2 million, compared to operating income of $9.5 million for the same prior-year period. The decrease was primarily related to increases in uncompensated care, which are described below.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and adjusted EBITDA are key indicators used by management to evaluate operating performance. While EBITDA and adjusted EBITDA are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation and amortization adjusted for stock-based compensation, gains or losses on the sale of assets, impairment charges and other unusual or non-recurring transactional events. A reconciliation of EBITDA and Adjusted EBITDA to GAAP financial measures for the three and nine months ended March 31, 2007 is included with this press release and with the Company’s related Form 8-K.

Third-quarter 2007 EBITDA was $7.0 million, compared to $4.6 million for the same prior-year period. Third-quarter adjusted EBITDA was $7.2 million compared to adjusted EBITDA of $4.6 million for the same prior-year period, which included a $7.3 million negative impact from discontinued operations. Fiscal 2007 EBITDA performance was affected primarily by increases in uncompensated care.

The Company reported a net loss for the third quarter of $2.8 million, or $0.11 per diluted share, compared to a net loss of $4.1 million, or $0.16 per diluted share, for the same prior-year period. The decrease was primarily due to higher expenses related to uncompensated care. Third quarter 2006 results included a loss of $4.6 million, or $0.18 per diluted share, from discontinued operations.

Results of Operations for the Nine Months Ended March 31, 2007

Consolidated net revenue for the first nine months of fiscal 2007 increased 3.7 percent, or $12.5 million, to $349.8 million, compared to $337.2 million for the same period of the prior year. Medical transportation and related services revenue for the period increased 2.5 percent, or $7.1 million, to $294.9 million, compared to $287.7 for the prior year. Fire and other services revenue increased 10.9 percent, or $5.4 million, to $54.9 million, compared to $49.5 million for the prior year. Overall net revenue growth for the nine months was driven by increases in the demand for medical transportation services within existing service areas, revenue generated from new contracts, and increases in rates and the number of properties protected within the Company’s subscription fire business.

Medical transportation and related services revenue for the nine months ended March 31, 2007 increased $7.1 million, which included a $5.6 million increase related to new contract revenue and a $1.5 million increase in same-service-area medical transportation revenue. The increase in same-service-area medical transportation revenue included a $6.3 million increase related to medical transport volume, offset by a $4.8 million decrease in net medical transport APC.

The increase in fire and other services revenue was due primarily to fire subscription growth totaling $3.5 million, or 10.8 percent, of which $3.0 million was related to higher subscription rates and $0.5 million was related to an increase in the number of subscribers. Additionally, master fire fees increased $2.0 million.

Payroll and employee benefits for the nine months was $218.6 million, representing 62.5 percent of net revenue, compared to $201.3 million, or 59.7 percent of net revenue, for the same period of the prior year. The difference was due to several factors, including $2.7 million related to increased employee health insurance expense, $2.2 million related to the hiring of paramedics in San Diego who were historically independent contractors, $1.1 million related to severance expense for the Company’s former Chief Financial Officer and $0.4 million related to employer contribution costs for the defined benefit pension plan of one subsidiary and competitive wage increases in certain markets to counter paramedic shortages. The balance was attributable to increased transport volume.

Other operating expenses for the first nine months of fiscal 2007 was $94.4 million, representing 27.0 percent of net revenue, compared to $91.8 million, or 27.2 percent of net revenue for the period of the prior year. The increase was primarily due to a $1.3 million reserve related to negotiations surrounding alleged Medicare billing inaccuracies in Ohio between the periods 1997 and 2001. As a result of higher transport volume, the Company also experienced a $1.1 million increase in operating supplies and other vehicle expenses.

Operating income for the nine months was $27.5 million, compared to operating income of $37.1 million for the same prior-year period. The decrease was due primarily to higher expenses related to uncompensated care.

EBITDA for the 2007 nine-month period was $35.9 million, compared to $37.6 million for the same prior-year period. Adjusted EBITDA for the 2007 nine-month period was $36.7 million compared to adjusted EBITDA of $36.9 million for the same prior-year period. The differences were primarily due to higher expenses related to uncompensated care.

Net income for the nine months was $0.3 million, or $0.01 per diluted share, compared to net income of $2.3 million, or $0.09 per diluted share, for the same prior-year period. The decrease was primarily due to higher expenses related to uncompensated care. Prior-year earnings included a $4.7 million, or $0.19 per diluted share, loss from discontinued operations.

Uncompensated Care

For the three months ended March 31, 2007, uncompensated care as a percentage of gross revenue was 15.2 percent, or $31.3 million, compared to 13.7 percent, or $25.6 million for the same period of the prior year. For the nine months ended March 31, 2007, uncompensated care as a percentage of gross revenue was 14.6 percent, or $86.4 million, compared to 13.2 percent, or $71.8 million for the same prior-year period.

“The largest portion of our uncompensated care on a year-to-date basis, 57 percent, relates to write-offs that are generated from self-pay accounts,” Mr. Brucker explained. “Denials based on non-covered services under certain commercial insurance plans represent 20 percent, denied claims based on retrospective reviews of medical necessity established by each payer comprise 15 percent, and unpaid co-pay and deductible amounts for Medicare and commercially insured patients make up 8 percent of total uncompensated care.”

The Company’s strategies to reduce uncompensated care focus on technology, billing services, and case management, with the following initiatives designed to address each of these areas:

Technology

•

Enhancement of automated insurance verification tracking system to expedite identification of billable patient insurance information, including supplemental sources of insurance, in order to reduce self-pay accounts and minimize denials for non-covered services.

•

Enhanced billing system functionality to require verification of secondary insurance at the point invoices are created in order to minimize uncompensated care related to co-pay and/or deductible amounts.

•

Continued implementation of the Rural/Metro Electronic Patient Care Record (ePCR) system to minimize denials for medical necessity by creating an electronic environment for patient care documentation. The system is designed to enhance documentation quality by prompting field personnel to gather all information needed to demonstrate the medical necessity. The Company utilizes ePCR systems in San Diego, California; Youngstown, Ohio; and Sioux Falls, South Dakota; with two additional locations slated for installation in calendar year 2007. A system also is being tested in Arizona in conjunction with area fire departments.

Billing Services

•

Additional resources directed to market-specific, pre-billing claims specialists to verify and gather primary and secondary patient insurance information through local resources, including hospitals and insurance carriers, in order to reduce self-pay accounts and minimize denials for non-covered services.

•

Introduction of customer care advocates within regional billing centers to specialize in tracking uninsured claims. This group individually reviews claims for all potential sources of insurance or other payment, returns claims identified as billable to the regional billing centers, and immediately directs claims that are verified as uncollectible to outside collections agencies.

Case Management

•

Expanded efforts to establish rate contracts with certain commercial insurance carriers in order to eliminate potential barriers to direct reimbursement for services and minimize self-pay accounts. In the absence of contracted rates, certain commercial insurance carriers reimburse patients directly, requiring the Company to seek payment from patients.

•

Enhanced case management and collections for patients who require repetitive non-emergency transports to include verification of physician’s certification statement prior to transport, and payment in advance when warranted.

“We strongly believe that by targeting our efforts at each of these drivers of uncompensated care, we can begin to reduce these expenses and improve long-term results,” Mr. Brucker said. “It is our expectation that we will begin to see improvement related to these initiatives by the first quarter of fiscal 2008.”

Debt Refinancing Update

The Company announced today that it anticipates refinancing all or a portion of its debt in March 2009, when the costs become significantly lower to tender for its current 9.875% Senior Subordinated Notes due in 2015 and 12.75% Senior Discount Notes due in 2016.

Mr. Brucker said, “As we discussed during our last quarterly report, we have determined our initial evaluation of up to 24 months for a refinancing transaction remains our best choice. We have worked very closely with our financial advisors to consider all possible deleveraging strategies and have determined that a near-term, complete refinancing would result in approximately $40 million in penalties. Such a transaction at this time would not result in the deleveraging that we desire.

“We are also very mindful that a debt refinancing targeting only our 12  3/4% Senior Discount Notes would require the consent of the holders of our 9 7/8% Senior Subordinated Notes due to their seniority. At this time, obtaining that consent would negatively affect the economic profile of such a transaction.”

The Company will continue to reduce debt through unscheduled principal payments on its senior Term Loan B credit facility. Today, the Company made a $5.0 million payment to further reduce the principal balance of its Term Loan B to $88.0 million. Since the Term Loan B was issued in March 2005, the Company has paid a total of $47.0 million in unscheduled principal payments and generated annual interest savings at current rates of approximately $3.6 million.

Development of Equity-Based Compensation Plan

The Company also announced today that the Board of Directors is actively developing an equity-based compensation plan to further align Board and management incentives with stock performance.

“We believe a form of equity-based compensation is an important and necessary component of a well-rounded incentive plan,” Mr. Brucker said. “The Board of Directors’ Compensation Committee has been actively studying various forms and structures for a plan and anticipate its design will be approved in the near future. It is our expectation to bring this matter before our stockholders as soon as possible.”

Key Operating Statistics

Following is a presentation of certain of the Company’s key operating statistics. Medical transports and net EMS APC statistics have been adjusted to eliminate discontinued operations.

	Q3 ‘06 (3/31/06)	Q4 ‘06 (6/30/06)	Q1 ‘07 (9/30/06)	Q2 ‘07 (12/31/06)	Q3 ‘07 (3/31/07)
Medical Transports (1)	263,157	262,580	267,255	269,939	278,494
Net EMS Average Patient Charge (APC) (2)	$341	$340	$342	$341	$326
Days Sales Outstanding (DSO) (3)	60	64	66	68	67

(1)	Medical transports from continuing operations are defined as actual emergency and non-emergency patient transports.
(2)	Net EMS APC is defined as gross medical transport revenue less provisions for discounts applicable to Medicare, Medicaid and other third-party payers and uncompensated care divided by emergency and non-emergency transports from continuing operations.

(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month average and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

Conference Call to Discuss Results

The Company will discuss results in a conference call today beginning at 8 a.m. Pacific/ 11 a.m. Eastern. To access the conference call, dial (800) 819-9193 (domestic) or (913) 981-4911 (international). The call will be broadcast live on the Company’s web site at www.ruralmetro.com. A telephone replay will be available from approximately 3 p.m. (Eastern) today through midnight (Eastern) May 11, 2007. To access the replay, dial 888-203-1112. From international locations, dial (719) 457-0820. The required pass code is 2484828. An archived webcast will be available for 90 days following the call at www.ruralmetro.com.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, private fire protection, and other safety services in 24 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include the Company’s ability to: successfully implement initiatives designed to reduce uncompensated care, complete a debt refinancing transaction, implement and receive approval of an equity-based compensation plan, collect its accounts receivable, sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins. Although Rural/Metro believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, including but not limited to the quarterly report on Form 10-Q for the period ended March 31, 2007. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

(RURL/F)

###

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except share data)

	March 31, 2007	June 30, 2006
ASSETS

Current assets:
Cash and cash equivalents	$6,747	$3,041
Short-term investments	—	6,201
Accounts receivable, net	83,160	83,367
Inventories	8,650	8,828
Deferred income taxes	7,842	9,574
Prepaid expenses and other	16,425	3,698

Total current assets	122,824	114,709

Property and equipment, net	46,625	45,970
Goodwill	38,362	38,362
Deferred income taxes	70,462	71,051
Insurance deposits	1,805	2,842
Other assets	17,841	23,454

Total assets	$297,919	$296,388

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$13,628	$13,957
Accrued liabilities	49,598	38,590
Deferred revenue	21,234	21,342
Current portion of long-term debt	39	37

Total current liabilities	84,499	73,926

Long-term debt, net of current portion	283,034	291,337
Other long-term liabilities	23,217	25,332

Total liabilities	390,750	390,595

Minority interest	2,624	2,065

Stockholders’ deficit:
Common stock, $0.01 par value, 40,000,000 shares authorized,
24,651,476 and 24,495,518 shares issued and outstanding at March 31, 2007 and June 30, 2006, respectively	246	245
Additional paid-in capital	154,484	153,955
Treasury stock, 96,246 shares at both March 31, 2007 and June 30, 2006	(1,239)	(1,239)
Accumulated deficit	(248,946)	(249,233)

Total stockholders’ deficit	(95,455)	(96,272)

Total liabilities, minority interest and stockholders’ deficit	$297,919	$296,388

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Net revenue	$116,000	$112,509	$349,782	$337,238

Operating expenses:
Payroll and employee benefits	73,249	68,540	218,619	201,291
Depreciation and amortization	3,148	2,753	9,175	8,281
Other operating expenses	35,349	31,758	94,382	91,848
(Gain) loss on sale of assets	74	5	82	(1,302)

Total operating expenses	111,820	103,056	322,258	300,118

Operating income	4,180	9,453	27,524	37,120
Interest expense	(7,959)	(7,894)	(23,730)	(23,150)
Interest income	153	100	413	425

Income (loss) from continuing operations before income taxes and minority interest	(3,626)	1,659	4,207	14,395
Income tax benefit (provision)	1,194	(834)	(2,986)	(6,750)
Minority interest	(284)	(336)	(1,258)	(651)

Income (loss) from continuing operations	(2,716)	489	(37)	6,994
Income (loss) from discontinued operations, net of income taxes	(45)	(4,636)	324	(4,706)

Net income (loss)	$(2,761)	$(4,147)	$287	$2,288

Income per share:
Basic -
Income (loss) from continuing operations	$(0.11)	$0.02	$—	$0.29
Income (loss) from discontinued operations	(0.00)	(0.19)	0.01	(0.20)
Net income (loss)	$(0.11)	$(0.17)	$0.01	$0.09

Diluted -
Income (loss) from continuing operations	$(0.11)	$0.02	$—	$0.28
Income (loss) from discontinued operations	0.00	(0.18)	0.01	(0.19)

Net income (loss)	$(0.11)	$(0.16)	$0.01	$0.09

Average number of common shares outstanding—Basic	24,632	24,407	24,574	24,323

Average number of common shares outstanding—Diluted	24,632	25,290	24,574	25,283

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$287	$2,288
Adjustments to reconcile net income to net cash provided by operating activities—Depreciation and amortization	9,175	8,506
Accretion of 12.75% Senior Discount Notes	5,728	5,077
Deferred income taxes	2,321	2,510
Insurance adjustments	(3,200)	(2,387)
Amortization of deferred financing costs	1,625	1,792
Gain on sale of property and equipment	(592)	(1,302)
Goodwill impairment in discontinued operations	—	982
Earnings of minority shareholder	1,259	651
Stock-based compensation (benefit) expense	(7)	23
Change in assets and liabilities— Accounts receivable	207	(10,633)
Inventories	178	(133)
Prepaid expenses and other	(1,162)	4,192
Insurance deposits	1,037	3,303
Amortization of deferred financing costs	4,131	2,198
Accounts payable	(383)	(1,283)
Accrued liabilities	689	(2,875)
Deferred revenue	(108)	945
Other liabilities	209	1,543

Net cash provided by operating activities	21,394	15,397

Cash flows from investing activities:
Sales of short-term investments	21,751	42,700
Purchases of short-term investments	(15,550)	(42,700)
Capital expenditures	(9,779)	(12,871)
Proceeds from the sale of property and equipment	748	1,559

Net cash used in investing activities	(2,830)	(11,312)

Cash flows from financing activities:
Repayment of debt	(14,029)	(17,141)
Distributions to minority shareholders	(700)	(155)
Issuance of common stock	335	632
Cash paid for debt issuance costs	(666)	—
Tax benefit from the exercise of stock options	202	810

Net cash used in financing activities	(14,858)	(15,854)

Increase (decrease) in cash and cash equivalents	3,706	(11,769)
Cash and cash equivalents, beginning of period	3,041	17,688

Cash and cash equivalents, end of period	$6,747	$5,919

Non-cash investing and other activities:
Increase in prepaid expenses and other and accrued liabilities for general liability insurance claim	$11,565	$—

Property and equipment funded by liabilities	$44	$—

RURAL/METRO CORPORATION

RECONCILIATION OF EBITDA TO CASH FLOW

PROVIDED BY OPERATING ACTIVITIES

(unaudited)

(in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Income (loss) from continuing operations	$(2,716)	$489	$(37)	$6,994
Add back:
Depreciation and amortization	3,148	2,753	9,175	8,281
Interest expense on borrowings	5,385	5,474	16,377	16,281
Amortization of deferred financing costs	618	692	1,625	1,792
Accretion of 12.75% Senior Discount Notes	1,956	1,728	5,728	5,077
Interest income	(153)	(100)	(413)	(425)
Income tax (benefit) provision	(1,194)	834	2,986	6,750

EBITDA from continuing operations	$7,044	$11,870	$35,441	$44,750
EBITDA from discontinued operations	(91)	(7,255)	469	(7,114)

The items listed below have not been included as adjustments in the above calculation of EBITDA:
Stock-based compensation (benefit) expense	—	7	(7)	23
(Gain) loss on sale of property and equipment	75	5	(592)	(1,302)
Debt amendment fees	167	—	214	500
Executive severance (1)	—	—	1,133	—

Adjusted EBITDA from all operations	$7,195	$4,627	$36,658	$36,857

Increase (decrease):
Items added back to arrive at EBITDA from continuing operations	(9,760)	(11,381)	(35,478)	(37,756)
Items added back to arrive at EBITDA from discontinued operations:
Income tax benefit (provision) on discontinued operations	46	2,653	(145)	2,634
Depreciation and amortization on discontinued operations	—	(34)	—	(226)
Items added back to arrive at Adjusted EBITDA	(242)	(12)	(748)	779
Depreciation and amortization	3,147	2,786	9,175	8,506
Accretion of 12.75% Senior Discount Notes	1,956	1,728	5,728	5,077
Deferred income taxes	(1,482)	(2,792)	2,321	2,510
Insurance adjustments	(72)	—	(3,200)	(2,387)
Amortization of deferred financing costs	618	692	1,625	1,792
Undistributed earnings of minority shareholder	284	336	1,259	651
(Gain) loss on sale of property and equipment	75	5	(592)	(1,302)
Goodwill impairment in discontinued operations	—	982	—	982
Stock based compensation (benefit) expense	—	7	(7)	23
Changes in operating assets and liabilities	6,965	10,004	4,798	(2,743)

Net cash provided by operating activities (2)	$8,730	$9,601	$21,394	$15,397

(1)	At March 31, 2007, the Company had accrued approximately $1.1 million in severance benefits pursuant to the employment agreement of the Company’s former Chief Financial Officer. This amount is included in payroll and employee benefits expense in the consolidated statement of operations for the nine months ended March 31, 2007.
(2)	The Company previously classified its cash flows relating to changes in bank overdraft balances as a financing activity in its consolidated statement of cash flows. The Company now presents these cash flows as an operating activity. As a result of this reclassification, net cash provided by operating activities for the three month period ended March 31, 2006 is $9.6 million, which is different from the previously reported amount of $11.9 million.